Exhibit 99.(d)(3)

EXHIBIT A

SUBADVISORY AGREEMENT AMONG

ABERDEEN INVESTMENT FUNDS

(FORMERLY, ARTIO GLOBAL INVESTMENT FUNDS),

ABERDEEN ASSET MANAGEMENT INC.

AND ABERDEEN ASSET MANAGERS LIMITED

as amended on June 4, 2013

The Subadviser is entitled to the percentage of the advisory fee received after fee waivers and expense reimbursements, if any, by the Adviser for the relevant Fund as detailed below:

Funds of the Trust	Percent of Advisory Fees

Aberdeen Select International Equity Fund*	90% of fees received by the Adviser

Aberdeen Select International Equity Fund II	90% of fees received by the Adviser

* Effective June 4, 2013